EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Charles M. Boesel, 312/822-2592	Dawn M. Jaffray, 312/822-7757
Katrina W. Parker, 312/822-5167	Cathleen R. Marine, 312/822-4159
CNA FINANCIAL ANNOUNCES
3rd QUARTER RESULTS
CHICAGO, October 27, 2005 -— CNA Financial Corporation (NYSE: CNA) today announced third quarter of 2005 results, which included the following items:
•	Net income for the third quarter of 2005 of $3 million as compared with a net loss of $27 million in the third quarter of 2004

•	Net operating loss for the third quarter of 2005 of $39 million as compared with net operating income of $15 million for the same period in 2004

•	Third quarter 2005 results were negatively affected by $294 million after-tax due to the impact of third quarter catastrophes, primarily Hurricane Katrina

•	Property and Casualty combined ratio of 93.5% before the 26.4 point impact related to catastrophes

	Results for the Three Months Ended		Results for the Nine Months Ended
	September 30		September 30
($ millions, except per share data)	2005	2004	2005	2004
		Restated		Restated

Net operating income (loss) (a)	$(39)	$15	$425	$399

Net realized investment gains (losses)	42	(42)	44	(257)

Net income (loss)	$3	$(27)	$469	$142

Net income (loss) per share results available to common stockholders (b)	$(0.06)	$(0.16)	$1.63	$0.37

(a)	Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N to the Consolidated Financial Statements within the 2004 10-K/A for further discussion of this measure.

(b)	The three and nine months ended September 30, 2005 per share results available to common stockholders are reduced by $17 million and $52 million, or $0.07 per share and $0.20 per share, of undeclared preferred stock dividends. The three and nine months ended September 30, 2004 per share results available to common stockholders are reduced by $16 million and $48 million, or $0.06 per share and $0.19 per share, of undeclared preferred stock dividends.

Net operating income for the three months ended September 30, 2005 decreased $54 million as compared with the same period in 2004. Operating results in the third quarter of 2005 were adversely impacted by third quarter catastrophes of $294 million after-tax. The third quarter of 2004 operating results were adversely impacted by catastrophes of $181 million after-tax. The Property & Casualty Operations produced a combined ratio of 93.5% before the 26.4 point impact of catastrophes in the third quarter 2005. In the third quarter 2004, Property & Casualty Operations produced a combined ratio of 96.1% before the 15.7 point impact of catastrophes.
Also contributing to operating results were increased net investment income and a decrease in the provision for uncollectible insurance receivables. Additionally, third quarter operating results were adversely impacted by lower earned premiums in the Standard Lines segment.
“In a quarter that witnessed the most costly hurricane in U.S. history, CNA held its own,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of the CNA insurance companies. “Net income was positive, and the underlying performance of our core Property & Casualty Operations was clearly reflected in the 93.5% combined ratio before catastrophes. We continue to focus on our key business drivers — disciplined risk selection, portfolio optimization and careful management of expenses.”
Net income for the three months ended September 30, 2005 increased $30 million as compared with the same period in 2004. Net income was affected by the factors mentioned above, as well as improved net realized investment gains. Net realized investment gains for the three months ended September 30, 2005 increased $84 million as compared with the same period in 2004. This increase was primarily driven by favorable results in derivative securities.
Net operating income for the nine months ended September 30, 2005 increased $26 million as compared with the same period in 2004. The primary drivers were improved net investment income and a $115 million after-tax benefit related to a Federal income tax settlement and a release of Federal income tax reserves. Also impacting 2005 net operating income were catastrophes, as discussed above, and increased unfavorable net prior year development. The Property and Casualty Operations produced a combined ratio of 97.4% for the nine months ended September 30, 2005 before the 8.8 point impact of catastrophes. For the nine months ended September 30, 2004, Property and Casualty Operations produced a combined ratio of 96.4% before the 5.3 point impact of catastrophes.
Net income for the nine months ended September 30, 2005 increased $327 million as compared with the same period in 2004, primarily due to realized investment gains. Net realized investment results for the nine months ended September 30, 2005 increased $301 million as compared with the same period in 2004. Net realized investment results in 2004 were impacted by a $389 million after-tax loss recorded on the sale of the individual life insurance business.
The 2005 catastrophe impacts discussed above are net of anticipated reinsurance recoveries, and include the impact of reinstatement premiums, insurance assessments and a bad debt provision for uncollectible insurance receivables. This estimate was developed after consideration of reported claims, the insured values of properties in the affected areas, modeled losses, industry loss estimates and the Company’s reinsurance coverage. Because of the nature of the four hurricanes, the estimate involves significant judgment due in part to the limited ability to access portions of the affected area, legal and regulatory uncertainties, the complexity of factors contributing to the losses and the preliminary nature of the information available. Accordingly, there can be no assurance that CNA’s ultimate cost for these catastrophes will not exceed this estimate.

Segment Results for the Three Months Ended September 30, 2005

	Standard	Specialty	Total P&C	Life & Group	Corporate
					& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$(144)	$108	$(36)	$(35)	$32	$(39)

Net realized investment gains (losses)	33	11	44	(1)	(1)	42

Net income (loss)	$(111)	$119	$8	$(36)	$31	$3

Segment Results for the Three Months Ended September 30, 2004 (Restated)

	Standard	Specialty	Total P&C	Life & Group	Corporate
					& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$(74)	$80	$6	$(13)	$22	$15

Net realized investment gains (losses)	(23)	(8)	(31)	2	(13)	(42)

Net income (loss)	$(97)	$72	$(25)	$(11)	$9	$(27)

Segment Results for the Nine Months Ended September 30, 2005

	Standard	Specialty	Total P&C	Life & Group	Corporate
					& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$57	$268	$325	$(29)	$129	$425

Net realized investment gains (losses)	42	19	61	(5)	(12)	44

Net income (loss)	$99	$287	$386	$(34)	$117	$469

Segment Results for the Nine Months Ended September 30, 2004 (Restated)

	Standard	Specialty	Total P&C	Life & Group	Corporate
					& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$138	$236	$374	$(20)	$45	$399

Net realized investment gains (losses)	65	23	88	(385)	40	(257)

Net income (loss)	$203	$259	$462	$(405)	$85	$142

Property & Casualty Operations Gross Written Premiums

	Three months ended September 30		Nine months ended September 30
($ millions)	2005	2004	2005	2004
Standard Lines	$1,472	$1,421	$4,531	$4,494
Specialty Lines	762	706	2,219	2,092

Total P&C Operations	$2,234	$2,127	$6,750	$6,586

Property & Casualty Operations Net Written Premiums

	Three months ended September 30		Nine months ended September 30
($ millions)	2005	2004	2005	2004
Standard Lines	$1,047	$1,046	$3,352	$3,520
Specialty Lines	649	599	1,838	1,772

Total P&C Operations	$1,696	$1,645	$5,190	$5,292

Property & Casualty Calendar Year Loss Ratios

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Standard Lines	106.3%	80.4%	82.5%	71.9%
Specialty Lines	58.4%	62.8%	63.3%	63.4%
Total P&C Operations	88.7%	74.6%	75.7%	69.3%
Total P&C Companies (a)	94.7%	80.6%	82.9%	75.4%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.
Property & Casualty Calendar Year Combined Ratios

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Standard Lines	139.6%	122.2%	115.2%	106.8%
Specialty Lines	85.9%	90.4%	89.8%	90.1%
Total P&C Operations	119.9%	111.8%	106.2%	101.7%
Total P&C Companies (a)	126.1%	117.5%	114.3%	107.4%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.
Property & Casualty Calendar Year Loss and Combined Ratios Before Catastrophes

	Loss Ratios		Combined Ratios
	Three months ended	Nine months ended	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005	September 30, 2005	September 30, 2005
Standard Lines	66.3%	69.4%	99.8%	102.1%
Specialty Lines	55.3%	62.2%	82.5%	88.6%
Total P&C Operations	62.3%	66.8%	93.5%	97.4%

Property & Casualty Calendar Year Loss and Combined Ratios Before Catastrophes

	Loss Ratios		Combined Ratios
	Three months ended	Nine months ended	Three months ended	Nine months ended
	September 30, 2004	September 30, 2004	September 30, 2004	September 30, 2004
Standard Lines	59.4%	65.0%	99.9%	99.5%
Specialty Lines	61.1%	62.6%	88.5%	89.3%
Total P&C Operations	59.9%	64.3%	96.1%	96.4%

Property & Casualty Gross Accident Year Loss Ratios

	Accident year 2005	Accident year 2004	Accident year 2004
	evaluated at	evaluated at	evaluated at
	September 30, 2005	December 31, 2004	September 30, 2005
Standard Lines	76.7%	67.2%	63.4%
Specialty Lines	61.5%	64.1%	56.7%
Total P&C Operations	71.7%	66.3%	61.4%

Property & Casualty Net Accident Year Loss Ratios

	Accident year 2005	Accident year 2004	Accident year 2004
	evaluated at	evaluated at	evaluated at
	September 30, 2005	December 31, 2004	September 30, 2005
Standard Lines	78.0%	69.2%	64.9%
Specialty Lines	61.2%	63.5%	56.5%
Total P&C Operations	71.9%	67.4%	62.3%

Business Operating Highlights
Standard Lines includes standard property and casualty coverages sold to small and middle market commercial businesses primarily through an independent agency distribution system. This business also includes excess and surplus lines, as well as insurance and risk management products sold to large corporations.
•	Net written premiums for the third quarter of 2005 were flat as compared with the same period in 2004. Standard Lines retention improved to 78% while average rates decreased 2% during the third quarter of 2005.
•	Net operating results decreased $70 million for the third quarter of 2005 as compared with the same period in 2004. The current quarter results were adversely affected by catastrophe impacts of $280 million after-tax and less favorable current accident year losses. Contributing to the current quarter results were improved net investment income and a decrease in the bad debt provision for insurance receivables. The third quarter of 2004 operating results included catastrophe impacts of $172 million after-tax and a $62 million after-tax bad debt provision related to Professional Employer Organization (PEO) accounts.
•	Net results for the third quarter of 2005 decreased $14 million as compared with the same period in 2004. The decrease was primarily due to the factors mentioned above, partially offset by more favorable net realized investment results.
Specialty Lines provides a broad array of professional, financial and specialty property and casualty products and services.
•	Net written premiums increased $50 million for the third quarter of 2005 as compared with the same period in 2004. Specialty Lines retention improved to 83% while average rates increased 2% during the third quarter of 2005.
•	Net operating income increased $28 million for the third quarter of 2005 as compared with the same period in 2004. The primary drivers were an increase in net investment income and improvements in current accident year losses. Also contributing to improved operating results was a decrease in the bad debt provision for reinsurance receivables and increased earned premiums. These factors were partially offset by increased catastrophe impacts in 2005. Additionally, the 2004 results included favorable net prior year development.
•	Net income for the third quarter of 2005 increased $47 million as compared with the same period in 2004, primarily due to the factors mentioned above and improved net realized investment results.

Life and Group Non-Core primarily includes the results of the life and group lines of business that have either been sold or placed in run-off. The individual life business was sold on April 30, 2004 and the specialty medical business was sold on January 6, 2005.
•	Net earned premiums decreased $13 million for the third quarter of 2005 as compared with the same period in 2004, partly due to the sale of the specialty medical business. Net earned premiums consist primarily of premiums from the group and individual long term care businesses.
•	Net results for the third quarter of 2005 decreased $25 million as compared with the same period in 2004. The drivers included a $17 million after-tax provision for estimated indemnification liabilities related to the sold individual life business. There was also unfavorable reserve development of $14 million after-tax related to the Company’s past participation in an accident and health reinsurance program. These factors were partially offset by improved net investment income.
Corporate and Other Non-Core contains certain corporate expenses such as interest on corporate debt, and losses and expenses related to the centralized adjusting and settlement of asbestos, environmental pollution and mass tort claims. In addition, this segment includes the results of certain property and casualty insurance run-off operations, including CNA Re.
•	Net results for the third quarter of 2005 increased $22 million as compared with the same period in 2004, primarily due to improved net realized investment results and unfavorable net prior year development recorded in 2004.
Net Investment Income
Pretax net investment income for the third quarter of 2005 increased $140 million over the same period of 2004. This increase was due primarily to improved investment income from the trading portfolio, limited partnerships and short term investments, which reflects the improved period over period returns. These results include improved income of approximately $62 million from the trading portfolio which was largely offset by a corresponding increase in the policyholders’ funds reserves supported by the trading portfolio.
About the Company
CNA is the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held from 10:00 a.m. to 11:00 a.m. ET today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of the CNA insurance companies, and other members of senior management. Participants can access the call by dialing (800) 811-0667 or for international callers (913) 981-4901. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA Website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available on CNA’s website through November 3, 2005. The replay can also be accessed by dialing (888) 203-1112 or for international callers (719) 457-0820 and using passcode 2914462. Financial supplement information related to the third quarter results is available on the investor relations pages of the CNA Website or by contacting Cathleen R. Marine at (312) 822-4159.
FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio, and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, refer to this press release and the financial supplement posted on the Company’s website.
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